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                                                                   EX-99.B(6)(b)


                         FLAG INVESTORS FAMILY OF FUNDS
                           135 East Baltimore Street
                           Baltimore, Maryland 21202

                           SUB-DISTRIBUTION AGREEMENT

                          _____________________, 19__

Gentlemen:

                  Alex. Brown & Sons Incorporated ("Alex. Brown"), a Maryland corporation, serves as distributor (the "Distributor") of the Flag Investors Funds (collectively, the "Funds", individually a "Fund"). The Funds are open-end investment companies registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Funds offer their shares ("Shares") to the public in accordance with the terms and conditions contained in the Prospectus of each Fund. The term "Prospectus" used herein refers to the prospectus on file with the Securities and Exchange Commission which is part of the registration statement of each Fund under the Securities Act of 1933 (the "Securities Act"). In connection with the foregoing you may serve as a participating dealer (and, therefore, accept orders for the purchase or redemption of Shares, respond to shareholder inquiries and perform other related functions) on the following terms and conditions:

                  1. Participating Dealer. You are hereby designated a Participating Dealer and as such are authorized (i) to accept orders for the purchase of Shares and to transmit to the Funds such orders and the payment made therefore, (ii) to accept orders for the redemption of Shares and to transmit to the Funds such orders and all additional material, including any certificates for Shares, as may be required to complete the redemption and (iii) to assist shareholders with the foregoing and other matters relating to their investments in each Fund, in each case subject to the terms and conditions set forth in the Prospectus of each Fund. You are to review each Share purchase or redemption order submitted through you or with your assistance for completeness and accuracy. You further agree to undertake from time to time certain shareholder servicing activities for customers of yours who have purchased Shares and who use your facilities to communicate with the Funds or to effect redemptions or additional purchases of Shares.

                  2. Limitation of Authority. No person is authorized to make any representations concerning the Funds or the Shares except those contained in the Prospectus of each Fund and in such printed information as the Distributor may subsequently prepare. No person is authorized to distribute any sales material relating to any Fund without the prior written approval of the Distributor.

                  3. Compensation. As compensation for such services, you will look solely to the Distributor, and you acknowledge that the Funds shall have no direct responsibility for any compensation. In addition to any sales charge payable to you by your customer pursuant to a Prospectus, the Distributor will pay you no less often than annually a shareholder processing and service fee



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(as we may determine from time to time in writing) computed as a percentage of the average daily net assets maintained with each Fund during the preceding period by shareholders who purchase their shares through you or with your assistance, provided that said assets are at least $250,000 for each Fund for which you are to be compensated, and provided that in all cases your name is transmitted with each shareholder's purchase order.

                  4. Prospectus and Reports. You agree to comply with the provisions contained in the Securities Act governing the distribution of prospectuses to persons to whom you offer Shares. You further agree to deliver, upon our request, copies of any amended Prospectus of the relevant Fund to purchasers whose Shares you are holding as record owner and to deliver to such persons copies of the annual and interim reports and proxy solicitation materials of the Funds. We agree to furnish to you as many copies of each Prospectus, annual and interim reports and proxy solicitation materials as you may reasonably request.

                  5. Qualification to Act. You represent that you are a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"). Your expulsion or suspension from the NASD will automatically terminate this Agreement on the effective date of such expulsion or suspension. You agree that you will not offer Shares to persons in any jurisdiction in which you may not lawfully make such offer due to the fact that you have not registered under, or are not exempt from, the applicable registration or licensing requirements of such jurisdiction. You agree that in performing the services under this Agreement, you at all times will comply with the Rules of Fair Practice of the NASD, including, without limitation, the provisions of Section 26 of such Rules. You agree that you will not combine customer orders to reach breakpoints in commissions for any purposes whatsoever unless authorized by the then current Prospectus in respect of Shares of a particular class or by us in writing. You also agree that you will place orders immediately upon their receipt and will not withhold any order so as to profit therefrom. In determining the amount payable to you hereunder, we reserve the right to exclude any sales which we reasonably determine are not made in accordance with the terms of the Prospectus and provisions of the Agreement.

                  6. Blue Sky. The Funds have registered an indefinite number of Shares under the Securities Act. The Funds intend to register or qualify in certain states where registration or qualification is required. We will inform you as to the states or other jurisdictions in which we believe the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states. You agree that you will offer Shares to your customers only in those states where such Shares have been registered, qualified, or an exemption is available. We assume no responsibility or obligation as to your right to sell Shares in any jurisdiction. We will file with the Department of State in New York a State Notice and a Further State Notice with respect to the Shares, if necessary.

                  7. Authority of Fund. Each of the Funds shall have full authority to take such action as it deems advisable in respect of all matters pertaining to the offering of its Shares, including the right not to accept any order for the purchase of Shares.

                  8. Record Keeping. You will (i) maintain all records required by law to be kept by you relating to transactions in Shares and, upon request by any Fund, promptly make such of these records available to the Fund as the Fund may reasonably request in connection with its operations and (ii) promptly notify the Fund if you experience any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner.

                  9. Liability. The Distributor shall be under no liability to you except for lack of good faith and for obligations expressly assumed by them hereunder. In carrying out your obligations, you agree to act in good faith and

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without negligence. Nothing contained in this Agreement is intended to operate as a waiver by the Distributor or you of compliance with any provision of the Investment Company Act, the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                  10. Termination. This Agreement may be terminated by either party, without penalty, upon ten days' notice to the other party and shall automatically terminate in the event of its assignment (as defined in the Investment Company Act). This Agreement may also be terminated at any time for any particular Fund without penalty by the vote of a majority of the members of the Board of Directors or Trustees of such Fund who are not "interested persons" (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of the Distribution Agreement between such Fund and the Distributor or by the vote of a majority of the outstanding voting securities of the Fund.

                  11. Communications. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

                  If the foregoing is in accordance with your understanding of our agreement, please sign and return to us one copy of this agreement.

                                      ALEX. BROWN & SONS INCORPORATED

                                      -----------------------------------
                                           (Authorized Signature)

Confirmed and accepted:

Firm Name: ________________________

By: _______________________________

Address: __________________________

Date:______________________________

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